AMENDED AND RESTATED
                             PLEDGE AGREEMENT
                                 Between
                        GOLD & APPEL TRANSFER, S.A.,
                                REVISION LLC,
                       FOUNDATION FOR THE INTERNATIONAL
    NON-GOVERNMENTAL DEVELOPMENT OF SPACE, ENTREE INTERNATIONAL LIMITED, and
                              WALTER C. ANDERSON,
                                 as Pledgors,
                                    and
                              DONALD A. BURNS,
                                 as Pledgee
                        Dated as of March 1, 2001
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SECTION 1.  CERTAIN DEFINITIONS...................................     2

SECTION 2.  SECURITY FOR OBLIGATIONS..............................     5

SECTION 3.  PLEDGE OF SHARES, ETC.................................     6

SECTION 4.  REPRESENTATIONS AND WARRANTIES........................     7

SECTION 5.  VOTING RIGHTS, DIVIDENDS AND OTHER DISTRIBUTIONS, ETC.     8
5.1     Prior to Default or Event of Default......................     8
5.2     After Default or Event of Default.........................     8

SECTION 6.  COVENANTS OF THE PLEDGORS.............................     9
6.1     Sale of Collateral, Etc...................................     9
6.2     Delivery of Stock Certificates, Etc.......................    10
6.3     Other Distributions.......................................    10
6.4     Records; Inspection.......................................    11
6.5     Costs, Expenses and Certain Taxes.........................    11
6.6     Priority of Security Interest; Further Assurances.........    12
6.7     Registration of Covista Pledged Stock.....................    12
6.8     Registration of Capsule Pledged Stock; Delivery
        of Certificates Representing Startec Stock Upon
        Consummation of Proposed Merger Transaction; Covenant
        Not to Sell Startec Stock.................................    13
6.9     Post-Closing Conditions...................................    15

SECTION 7.  RIGHTS OF THE PLEDGEE.................................    16
7.1     No Obligations or Liability to Pledgors...................    16
7.2     Right of Pledgee to Perform Pledgor's Covenants, Etc......    17
7.3     Right of Pledgee to Demand Additional Pledged Shares......    17
7.4     Release of the Pledge and Security Interest Created Hereby    17
7.5     Partial Release of Pledged Shares Under Certain Circumstances 17

SECTION 8.  REMEDIES AND ENFORCEMENT..............................    18
8.1     Remedies in Case of an Event of Default...................    18
8.2     Application of Proceeds Following an Event of Default.....    20
8.3     Purchase of Collateral by Pledgee.........................    21
8.4     Purchaser to Acquire Good Title...........................    21
8.5     Sale of Pledged Stock or LLC Interest Without Registration    21
8.6     Appointment as Attorney-in-Fact...........................    22
8.7     No Waiver; Cumulative Remedies............................    22
8.8     Restoration of Rights and Remedies........................    22

SECTION 9.  PLEDGOR'S OBLIGATIONS NOT AFFECTED....................    22

SECTION 10.  MISCELLANEOUS........................................    23
10.1     Amendments, Etc..........................................    23
10.2     Pledgee to be Bound by Stock Restriction Agreements and
         Voting Agreements........................................    23
10.3     Survival of Agreements, Representations and Warranties...    23
10.4     Successors and Assigns...................................    23
10.5     Entire Agreement.........................................    23
10.6     Severability.............................................    24
10.7     WAIVER OF JURY TRIAL.....................................    24
10.8     Agreement May Constitute Financing Statement.............    24
10.9     Miscellaneous............................................    24
10.10    GOVERNING LAW............................................    24
10.11    Notices, Etc.............................................    24
10.12    Submission to Jurisdiction; Waiver of Immunity;
         Agent for Service of Process.............................    25
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     AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of March 1, 2001, by and among Gold & Appel Transfer, S.A., a corporation organized and existing under the laws of the British Virgin Islands ("Gold & Appel"), Revision LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Revision"), Foundation for the International Non-governmental Development of Space, a corporation organized and existing under the laws of the State of Delaware ("FINDS"), Entree International Limited, a corporation organized and existing under the laws of the State of Delaware ("Entree"), and Walter C. Anderson, an individual ("Anderson") (each of Gold & Appel, Revision, FINDS, Entree and Anderson, individually, a "Pledgor," and collectively, the "Pledgors"), and Donald A. Burns, an individual (the "Pledgee").

                              R E C I T A L S

     A. Pursuant to the Note (as defined herein), on August 7, 2001, the Pledgee loaned to Gold & Appel, Revision and Anderson (the "Borrowers") the aggregate principal amount of $13,000,000.00, which principal amount was increased to $14,310,000.00 on the date hereof.

     B. As a condition to the obligation of the Pledgee to make such loan, certain of the Pledgors pledged certain shares of capital stock of Covista (as defined herein) to the Pledgee as security for the performance of the obligations of the Borrowers under the Note, pursuant to that certain Stock Pledge Agreement, dated as of August 7, 2000, by and among Gold & Appel, Revision, FINDS and Anderson, as pledgors, and the Pledgee, as pledgee. On October 20, 2000, as a result of a decrease in the Market Price (as defined herein) of Covista shares, such agreement was amended and restated (as so amended and restated, the "Existing Pledge Agreement") to reflect certain amendments, including the pledge by Gold & Appel of certain shares of capital stock of Capsule (as defined herein) to the Pledgee as additional security for the performance of the obligations of the Borrowers under the Note.

     C. As a result of a subsequent decrease in the Market Prices of Covista and Capsule shares, and pursuant to Section 7.3 of the Existing Pledge Agreement, Gold & Appel has agreed to pledge certain shares of capital stock of Epoch to the Pledgee as additional security for the performance of the obligations of the Borrowers under the Note. In addition, Entree has agreed to become a party to this Agreement and to pledge its entire limited liability company interest in Red Tulip, LLC, a Delaware limited liability company ("Red Tulip"), to the Pledgee as additional security for the performance of the obligations of the Borrowers under the Note.

D. Gold & Appel is the legal and beneficial owner of (i) 5,889,032 shares of Series A preferred stock of Epoch, (ii) 882,353 shares of Series B preferred stock of Epoch and (iii) 1,741,041 shares of common stock of Epoch, all of which it is willing to pledge to the Pledgee subject to and in accordance with the terms and conditions set forth herein.

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E.  Entree is the legal and beneficial owner of a limited liability company interest in Red Tulip (the "LLC Interest", which term shall include all of Entree's (or, if applicable, any other Pledgor's) rights in, to and under the Red Tulip Operating Agreement, as hereinafter defined) pursuant to the Operating Agreement of Red Tulip, dated as of June 20, 1999, between Entree and Junia Hissa Neiva, an individual (the "Red Tulip Operating Agreement"), which LLC Interest it is willing to pledge to the Pledgee subject to and in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, to induce the Pledgee to refrain from exercising the rights it may have resulting from a Default or Event of Default under the Existing Pledge Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pledgors hereby agree with the Pledgee, and amend and restate the Existing Pledge Agreement in its entirety, as follows:

SECTION 1.       CERTAIN DEFINITIONS.

     The following capitalized terms are used herein with the respective meanings set forth below.

     Bankruptcy Event: shall occur when, with respect to any party, (i) such party shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such party any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

     Borrowers:  the meaning given in the recitals to this Agreement.

     Capsule:  Capsule Communications Inc., a Delaware corporation.
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     Capsule Pledged Stock:  the shares of common stock of Capsule constituting a portion of the Pledged Stock.

     Combined Market Value: at any point in time, the sum of the Pledged Share Market Values for each type (as identified by the issuer and class thereof) of stock (other than the Epoch Shares or the shares of any other entity not publicly traded on a market or exchange) and previously pledged to the Pledgee by any Pledgor and held at such time by the Pledgee pursuant to such pledge.

Collateral:  the meaning given in the first paragraph of Section 3.

Covista:  Covista Communications, Inc., a New Jersey corporation
(formerly known as Total-Tel USA Communication, Inc.).

     Covista Pledged Stock: the shares of common stock of Covista constituting a portion of the Pledged Stock.

     Default:  shall have the meaning ascribed to such term in the Note.

     Demanded Shares:  the meaning given in Section 7.3.

     Epoch:  Epoch Networks, Inc., a California corporation.

     Epoch Shareholders' Agreement: the Third Amended and Restated Shareholders' Agreement, dated July 18, 2000, by and among Epoch, certain individuals, partnerships, corporations and other entities listed on Schedule I to such agreement, certain holders of shares of Series A and Series B preferred stock of Epoch, and Scott D. Purcell.

     Epoch Shares: a total of (i) 5,889,032 shares of Series A preferred stock of Epoch, (ii) 882,353 shares of Series B preferred stock of Epoch and
(iii) 1,741,041 shares of common stock of Epoch, owned of record and beneficially by one or more of the Pledgors, as more specifically set forth on Exhibit A attached hereto.

     Epoch Stock Value: $25,537,278.00, until such time as Epoch has a Bankruptcy Event, at which time the Epoch Stock Value shall immediately, without any further action by any of the parties hereto, be deemed zero.

     Event of Default: shall have the meaning ascribed to such term in the Note.

     Existing Pledge Agreement: the meaning given in the recitals to this Agreement.

     Existing Pledged Shares: a total of 1,883,261 Shares of Covista, owned of record and beneficially by one or more of the Pledgors, as more specifically set forth on Exhibit A attached hereto.
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     Lien:  shall have the meaning ascribed to such term in the Note.

     LLC Interest:  the meaning given in the recitals to this Agreement.

     LLC Interest Value: $4,400,000, until such time as the Pledgee no longer has a valid perfected first priority security interest in the LLC Interest, at which time the LLC Interest Value shall immediately, without any further action by any of the parties hereto, be deemed zero.

     Market Price: at any point in time, the last reported sale price of the shares of common stock of Covista, Capsule or another entity, as applicable, on The Nasdaq Stock Market (or other market or exchange on which such securities are traded) on the preceding business day or, if there were no reported sales of such shares on The Nasdaq Stock Market (or such other market or exchange) on the immediately preceding business day, on the most recent business day on which there were such sales.

     Merger Agreement:  the meaning given in Section 6.8(a).

     Newly Pledged Shares: a total of 5,671,300 Shares of Capsule, owned of record and beneficially by one or more of the Pledgors, as more specifically set forth on Exhibit A attached hereto.

     Note: the Promissory Note, dated August 7, 2000, entered into by Gold & Appel, Revision and Anderson, jointly and severally, in favor of Pledgee, as amended and restated as of March 1, 2001, and as the same may be hereafter from time to time amended, modified or supplemented.

     Person: natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     Pledged Share Market Value: at any point in time, with respect to a particular type (as identified by the issuer and class thereof) of stock previously pledged to the Pledgee, the product of (i) the total number of shares of such stock previously pledged to the Pledgee pursuant to this Agreement and held at such time by the Pledgee pursuant to such pledge and
(ii) the Market Price of such stock, provided that, with respect to the Epoch Shares, in the aggregate, the Pledged Share Market Value shall be the Epoch Stock Value and, with respect to any other shares of stock pledged pursuant to
Section 7.3 of this Agreement that are not publicly traded on a market or exchange, the Pledged Share Market Value shall be the value agreed upon in writing by the Pledgee, the relevant Pledgor and (if other than the Pledgor) Anderson.

     Pledged Stock: the Shares and all other securities constituting part of the Collateral and any securities issued or issuable with respect to the
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Pledged Stock by way of dividend, stock split, conversion, exchange, in a merger, recapitalization, consolidation, contribution or otherwise.

     Private Company Stock Value: the sum of the Epoch Stock Value plus the value, as agreed in writing between the Pledgee, the relevant Pledgor and (if other than the Pledgor) Anderson, of any shares of stock of an entity (other than Epoch) not publicly traded on a market or exchange, which shares have been pledged after the date hereof by one or more of the Pledgors to Pledgee in accordance with Section 7.3 hereof, if any.

     Proposed Merger Transaction: the proposed transaction between Startec, a subsidiary of Startec and Capsule, pursuant to which Capsule would become a wholly owned subsidiary of Startec and all outstanding capital stock of Capsule would be exchanged for shares Startec Stock.

     Red Tulip:  the meaning given in the recitals to this Agreement.

     Red Tulip Operating Agreement: the meaning given in the recitals to this Agreement.

     Secured Obligations:  the meaning given in Section 2.

     SEC:  the meaning given in Section 6.7.

     Securities Act:  the meaning given in Section 6.7.

     Shares: (i)1,883,261 shares of common stock of Covista, par value $0.05 per share, owned of record and beneficially by one or more of the Pledgors,
(ii) 5,671,300 shares of common stock of Capsule, par value $0.001 per share, owned of record and beneficially by one or more of the Pledgors, and (iii) (a) 5,889,032 shares of Series A preferred stock of Epoch, par value $0.001 per share, (b) 882,353 shares of Series B preferred stock of Epoch, par value $0.001 per share, and (c) 1,741,041 shares of common stock of Epoch, par value $0.001 per share, all owned of record and beneficially by one or more of the Pledgors, in each case as more specifically identified on Exhibit A attached hereto. In addition, the term "Shares" shall include any Demanded Shares and any securities issued or issuable with respect to the Shares or Demanded Shares by way of dividend, stock split, conversion, exchange, in a merger, recapitalization, consolidation, contribution or otherwise (including, without limitation, all shares of Startec Stock issued in exchange for shares of Capsule Pledged Stock).

     Specified Release Certificates:  the meaning given in Section 7.5.

     Startec: Startec Global Communications Corporation, a Delaware corporation.

     Startec Stock: shares of common stock of Startec, par value $0.01 per share.

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     Stock Restriction Agreements:  the meaning given in Section 6.8(c).

     UCC: the Uniform Commercial Code as in effect in the State of New York or in any other appropriate jurisdiction.

SECTION 2.       SECURITY FOR OBLIGATIONS.

     This Agreement is entered into:

     (a) to secure the full and timely payment by Pledgors of (i) all amounts the payment of which is required by Pledgors under the Note, including, without limitation, the principal of and interest on the Note (including, without limitation, interest accruing after the date of any filing by any Pledgor of any petition in bankruptcy or the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Pledgor) as and when the same become due and payable in accordance with the terms thereof, whether at maturity or by prepayment, acceleration, declaration of default or otherwise, and (ii) all other indebtedness and other amounts payable by the Pledgors hereunder or under the Note, and

     (b) to secure the due and punctual performance by Pledgors of (i) all obligations of the Pledgors under the Note and (ii) all other obligations of Pledgors hereunder.

(all of the payment and performance obligations referred to in this Section 2 being referred to collectively as the "Secured Obligations").

SECTION 3.       PLEDGE OF SHARES, ETC.

     As security for the prompt payment and performance of the Secured Obligations when due (whether at stated maturity, by acceleration or otherwise), each of the Pledgors hereby conveys, assigns, grants, hypothecates, mortgages, pledges, transfers and delivers to the Pledgee a lien and charge upon, and a security interest in, all the following property, whether now owned by such Pledgor or hereafter acquired by such Pledgor and whether now or in the future existing and wherever located (collectively, the "Collateral"):

     (a)     the Shares;

     (b)     all right, title and interest in the LLC Interest;

     (c) all dividends, instruments, cash and other property or rights of any kind at any time received, receivable or otherwise distributed or distributable with respect to any of the foregoing;

     (d) all certificates or other writings representing or evidencing any of the foregoing;

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     (e)     all proceeds of any of the property described in clauses (a)
through (d) above; and

     (f) all books, correspondence, credit files, electronic data, records, invoices and other papers and documents relating to any of the foregoing.

SECTION 4.       REPRESENTATIONS AND WARRANTIES.
     Each Pledgor represents and warrants to the Pledgee, as of the date of this Agreement and at the time of each pledge of Shares pursuant to this Agreement, as follows:
     (a) With respect to each of the Shares, including, without limitation, each of the Existing Pledged Shares, Newly Pledged Shares, Epoch Shares and any other Demanded Shares, Gold & Appel or Revision or FINDS is (or, at the time of the pledge of such Shares to the Pledgee, will be) the record and beneficial owner of such Shares, free and clear of any Lien except for the Lien created by this Agreement (or by the Existing Pledge Agreement). Entree has good and marketable title to the LLC Interest, free and clear of any Lien except for the Lien created by this Agreement. No effective financing statement or other instrument of similar effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Pledgee relating to this Agreement.
     (b) The Shares have been duly and validly issued and are fully paid and nonassessable.
     (c) Upon (i) delivery to the Pledgee of the certificates evidencing the Epoch Shares and, if applicable, any other Demanded
     Shares or any other additional Shares delivered to the Pledgee pursuant hereto, and (ii) the filing of financing statements relating to the LLC Interest on Form UCC-1 with the appropriate filing offices in Washington, D.C. and the states of Delaware and Virginia, naming Entree as debtor and the Pledgee as secured party, the security interest granted pursuant to this Agreement will constitute a valid perfected first priority security interest in such Shares or LLC Interest, as the case may be, enforceable as such against all creditors of each Pledgor and any Persons purporting to purchase any of such Shares or LLC Interest, as the case may be, from any Pledgor. The security interest granted pursuant to this Agreement constitutes a valid perfected first priority security interest in the Existing Pledged Shares and the Newly Pledged Shares, enforceable as such against all creditors of each Pledgor and any Persons purporting to purchase any of such Shares from any Pledgor.
     (d) Gold & Appel is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to enter into and carry out the terms of this Agreement and the Note. Revision is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into and carry out the terms of this Agreement and the Note. FINDS is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into and carry out the terms of this Agreement. Entree is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and carry out the terms of this Agreement.
     (e) The execution, delivery and performance of this Agreement and the Note will not result in any violation of or be in conflict with or constitute a default under any term of any Pledgor's certificate of incorporation or by-laws (or similar constitutive documents) or any agreement or instrument to which any Pledgor is a party or by which any Pledgor is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority.
     (f) No consent, approval or authorization of, or declaration or filing with, any governmental authority or regulatory body is required for the valid execution, delivery and performance of this Agreement and the Note.
     (g) This Agreement and the Note have been duly authorized, executed and delivered by each Pledgor and constitute each Pledgor's legal, valid and binding obligation, enforceable against such Pledgor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and by general equitable principles.
SECTION 5.       VOTING RIGHTS, DIVIDENDS AND OTHER DISTRIBUTIONS, ETC.
5.1 Prior to Default or Event of Default. So long as no Default or Event of Default has occurred and is continuing, Pledgors will remain entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Stock and the LLC Interest, as the case may be, and to receive and use cash dividends or distributions, in either case for any purpose not inconsistent with the terms of this Agreement or the Note.
5.2 After Default or Event of Default. For so long as a Default or an Event of Default is continuing, (i) no Pledgor may exercise any voting or other consensual rights pertaining to the Pledged Stock or the LLC Interest without the prior written consent of the Pledgee, (ii) the right, if any, of any Pledgor to receive cash dividends in respect of the Pledged Stock or distributions in respect of the LLC Interest will cease and all such dividends or distributions must be paid directly to the Pledgee (or if received by any Pledgor will be deemed held in trust by such Pledgor for the benefit of, and must be turned over immediately by such Pledgor to, the Pledgee) and thereafter will be held and disposed of by the Pledgee as part of the Collateral, and (iii) if the Pledgee has notified the Pledgors that it elects to exercise the Pledgee's right to exercise voting and other consensual rights hereunder, all rights of each Pledgor to exercise the voting and other consensual rights which such Pledgor would otherwise be entitled to exercise pursuant to Section 5.1 will cease, all such rights will thereupon become vested in the Pledgee, who during the continuance of such Default or Event of Default will have (directly or through its nominee) the sole right to exercise such voting and other consensual rights, including, without limitation,
(A) all voting, corporate, limited liability company and other rights pertaining to any of the Pledged Stock or the LLC Interest, (B) all rights to give consents, waivers and ratifications in respect thereof and (C) any and all rights of conversion, exchange, registration, subscription and any other rights, privileges or options pertaining to any of the Pledged Stock or the LLC Interest as if it were the absolute owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution, to do or take any of the above actions described in the preceding clauses (A), (B) and
(C). The Pledgee will have no duty to Pledgors to exercise any such right, privilege or option and will not be responsible for any failure to do so or delay in so doing. In order to permit the Pledgee to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to this
Section 5.2, and to receive all dividends and distributions which it may be entitled to receive under this Section 5.2, each Pledgor will, upon written notice from the Pledgee, from time to time execute and deliver to the Pledgee or other third party appropriate notices, assignments, proxies, dividend payment orders and other documents and instruments as the Pledgee may reasonably request, including but not limited to any such documents or instruments required under Section 1.4 of the Epoch Shareholders' Agreement for the effective transfer and assignment of registration rights with respect to the Epoch Shares.
SECTION 6.       COVENANTS OF THE PLEDGORS.
6.1 Sale of Collateral, Etc. (a) No Pledgor will (i) sell, assign, transfer, convey, or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral, except for the lien and security interest created by this Agreement.
(b) Without the prior written consent of the Pledgee, Entree will not, and Anderson will insure that Entree does not, do any of the following: amend, cancel, terminate or otherwise modify the Red Tulip Operating Agreement; give any consent, waiver or other approval thereunder; waive any default under or breach of the Red Tulip Operating Agreement; designate Managers (as such term is defined in the Red Tulip Operating Agreement) of Red Tulip other than Entree and Anderson; or take any other action in connection with such agreement or the LLC Interest that would materially impair the value of the interests or rights of any Pledgor thereunder or with respect thereto.
(c) Notwithstanding the foregoing clause (b), Entree may, without the prior written consent of the Pledgee, cause Red Tulip to incur indebtedness and in connection with such indebtedness to cause to be executed and delivered by Red Tulip a mortgage on the real estate property owned by Red Tulip, known as 419-421 Broome Street, New York, New York, securing such loan, provided that the proceeds from such loan are used by Red Tulip exclusively for the purpose of making improvements to such property.
6.2 Delivery of Stock Certificates, Etc. (a) Gold & Appel will immediately deliver to the Pledgee all certificates or other writings representing or evidencing any of the Epoch Shares, either in suitable form for transfer by delivery, or issued in the name of Gold & Appel and accompanied by stock powers or other appropriate instruments of transfer or assignment, duly executed by Gold & Appel in blank and undated, and in either case having attached thereto all requisite federal or state stock transfer tax stamps, all in form and substance satisfactory to the Pledgee. Each of the Pledgors will immediately deliver to the Pledgee all certificates or other writings representing or evidencing any other "securities" or "instruments" (as such terms are defined in the UCC) included in the Collateral at any time acquired or received by any Pledgor, directly or indirectly (including, without limitation, certificates representing the shares of Startec Stock that are issued in exchange for shares of Capsule Pledged Stock), either in suitable form for transfer by delivery, or issued in the name of a Pledgor and accompanied by stock powers or other appropriate instruments of transfer or assignment, duly executed by the relevant Pledgor in blank and undated, and in either case having attached thereto all requisite federal or state stock transfer tax stamps, all in form and substance satisfactory to the Pledgee.
(b) Each Pledgor authorizes the Pledgee to file, in the Pledgee's discretion and at such Pledgor's expense, in jurisdictions where this authorization will be given effect, financing statements and continuation statements covering the Collateral signed only by the Pledgee, and hereby appoints the Pledgee as such Pledgor's attorney-in-fact to sign and file any such financing statements, continuation statements and any other filings or recordations covering the Collateral of such Pledgor. Such Pledgor shall, at its expense, execute, deliver, file and record any such documents, assignments, agreements, or statements (including, without limitation, financing and continuation statements under the UCC) and take any other action that from time to time may be necessary or desirable, or that the Pledgee may request, in order to create, preserve, perfect, confirm or validate the security interests granted hereunder or to enable the Pledgee to obtain the full benefits of, or to enforce its rights, powers and remedies under, this Agreement.
(c) Within 10 business days after the date of a demand by the Pledgee for Demanded Shares, the Pledgors will deliver to the Pledgee all certificates or other writings representing or evidencing such Demanded Shares, either in suitable form for transfer by delivery, or issued in the name of a Pledgor and accompanied by stock powers or other appropriate instruments of transfer or assignment, duly executed by the relevant Pledgor in blank and undated, and in either case having attached thereto all requisite federal or state stock transfer tax stamps, all in form and substance satisfactory to the Pledgee.
6.3 Other Distributions. Except for cash dividends or distributions, as the case may be, permitted to be paid to Pledgors pursuant to Section 5.1, Pledgors will cause all dividends and distributions of any kind on the Pledged Stock or the LLC Interest (including any sums paid upon or in respect of the Pledged Stock or the LLC Interest upon the liquidation or dissolution of Covista, Capsule, Startec or Red Tulip, as the case may be, or upon the recapitalization or reclassification of the capital of Covista, Capsule, Startec or Red Tulip, as the case may be, or upon the reorganization of Covista, Capsule, Startec or Red Tulip, as the case may be) to be paid directly to the Pledgee (and if any such dividends or distributions are received by any Pledgor, such Pledgor will hold them in trust for the benefit of, and will immediately turn them over to, the Pledgee) and the Pledgee will hold and dispose of all such dividends and distributions as part of the Collateral.
6.4 Records; Inspection. Each Pledgor will keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as is required in order to reflect the pledge and security interest granted pursuant hereto. Each Pledgor will permit representatives of the Pledgee at any time upon reasonable advance notice to inspect and make abstracts from its books and records pertaining to the Collateral and to discuss matters relating to the Collateral with officers of each Pledgor that is a corporation or other entity and with each Pledgor that is an individual.
6.5 Costs, Expenses and Certain Taxes. Pledgors (a) will pay to the Pledgee from time to time on demand any and all costs and expenses, including reasonable attorneys' fees and expenses, paid or incurred by or on behalf of the Pledgee in connection with this Agreement, the Existing Pledge Agreement or the Note or in connection with any modification, amendment, alteration or enforcement of this Agreement, the Existing Pledge Agreement or the Note or the collection of any amount payable by any Pledgor hereunder or under the Existing Pledge Agreement or the Note, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any Default or Event of Default has occurred and is continuing, and (b) will jointly and severally indemnify the Pledgee on demand against any loss, liability or expense incurred by the Pledgee (other than any such loss, liability or expense directly attributable to gross negligence or willful misconduct of the Pledgee) arising out of or in connection with any action or omission of the Pledgee hereunder or under the Existing Pledge Agreement or the Note, including the costs and expenses of defending itself against any claim or liability (including any claim by any Pledgor) in connection with the exercise or performance of any of its powers or duties hereunder or thereunder. All amounts payable to the Pledgee under this Section accrue interest until paid in full at the rate of 18% per annum, from the date of demand therefor. All such amounts shall constitute additional indebtedness of the Pledgors secured hereunder and shall be payable on demand. Pledgors will also pay, and will hold the Pledgee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamps, excise, sales or other taxes or assessments which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement or the Existing Pledge Agreement or the Note. All expenses incident to the Pledgors' and Covista's performance of or compliance with Section 6.7, and all expenses incident to the Pledgors' and Capsule's performance of or compliance with Section 6.8, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, National Association of Securities Dealers' fees, all printing expenses, the fees and disbursements of counsel for the Covista or Capsule and of their respective independent public accountants, and the expenses of any special audits made by such accountants required by or incident to such performance and compliance, shall be paid by the Pledgors; provided, however, that Covista agrees that it will complete the registrations, qualifications and compliance required pursuant to Section 6.7 even if it does not receive payment or reimbursement of such expenses from the Pledgors and Capsule agrees that, if registration of Capsule Pledged Stock is required pursuant to this Agreement, it will complete the registrations, qualifications and compliance required pursuant to Section 6.8(a) even if it does not receive payment or reimbursement of such expenses from the Pledgors.
6.6     Priority of Security Interest; Further Assurances.  (a) Each
Pledgor will at all times cause the security interest granted pursuant to this Agreement to constitute a valid perfected first priority security interest in the Collateral, enforceable as such against all creditors of such Pledgor and any Persons purporting to purchase any Collateral from such Pledgor.
(b) Each Pledgor will at any time and from time to time, at its own expense, promptly execute and deliver all further instruments and documents, and take all further actions, as may be necessary or desirable, or that the Pledgee may reasonably request, in order to (i) grant more effectively a security interest in favor of the Pledgee in all or any portion of the Collateral, (ii) maintain, preserve, or perfect the security interest and lien created or purported to be created by this Agreement and the first priority status of such security interest and lien, (iii) preserve and defend against any Person such Pledgor's title to the Collateral and the rights purported to be granted therein by this Agreement, (iv) enable the Pledgee to exercise and enforce its rights and remedies hereunder, or (v) carry out more effectively the purposes of this Agreement. If the issuer of Pledged Stock is incorporated in a jurisdiction which does not permit the use of certificates to evidence equity ownership of such Pledged Stock or permit a lien in favor of the Pledgee to be perfected by the possession by the Pledgee of the certificates representing such Pledged Stock, then the Pledgors will to the extent permitted by applicable law, record such lien on the stock register of such issuer, execute any customary stock pledge forms or other documents necessary to create, evidence or provide for the perfection of such lien and give the Pledgee the right to transfer such Pledged Stock under the terms hereof and provide to the Pledgee an opinion of counsel of such jurisdiction, in form and substance satisfactory to it, confirming the effectiveness, perfection and priority of such lien.
6.7 Registration of Covista Pledged Stock. Pledgors, as soon as practicable and at their sole cost and expense, will procure (and Covista agrees) that registration and other qualification of the Covista Pledged Stock under Federal and state securities laws shall be effected by Covista (and kept continuously effective in compliance with such laws for up to one year after the Maturity Date as set forth in the Note) so as to permit or facilitate the sale and distribution of such securities, including, without limitation, "shelf" registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), appropriate qualifications under applicable "blue sky" or other state securities laws and appropriate compliance with any other governmental requirements. The Pledgors (and Covista) shall ensure that such registration is declared effective under the Securities Act and all other such qualifications and compliance are completed prior to the Maturity Date as set forth in the Note. Pledgors shall cause Covista to agree (and Covista agrees) to list the Covista Pledged Stock on the Nasdaq Stock Market. Pledgors will cause the Pledgee to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will give the Pledgee, any underwriter and their counsel reasonable opportunity to review and comment on the registration statement and other documents incident thereto, to conduct due diligence on Covista and to participate in the process, will furnish to the Pledgee such number of prospectuses, preliminary prospectuses, prospectus supplements or amendments or other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify the Pledgee and all others participating in the distribution of such securities against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to such registration or by any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except (as to the Pledgee) insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to Pledgor by the Pledgee expressly for use therein. The registration statement filed with respect to the Covista Pledged Stock and the prospectus contained therein shall cover only the Covista Pledged Stock and no other securities. The Pledgors will cause Covista (and Covista agrees) to comply with all applicable rules and regulations of the Securities and Exchange Commission (hereinafter called "SEC") or similar federal commission, and of the Nasdaq Stock Market or any other national securities exchange on which any of the Covista Pledged Stock is listed, if any, for so long as the registration is effective, to make available to its security holders, as soon as practicable, an earnings statement covering a period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of and Rule 158 under the Securities Act, and to make timely filing of all reports with the SEC to enable the holders of the Covista Pledged Stock, if they so elect, to utilize Rule 144 of the Securities Act in disposing of said securities. Pledgors (and Covista) agree that, at Pledgee's request, Covista shall enter into an underwriting agreement, which shall include, without limitation, indemnification and contribution provisions and a "hold-back" or "lock-up" provision covering at least 90 days and shall otherwise be in form and substance reasonably satisfactory to Pledgee, with an underwriter for the Covista Pledged Stock chosen by Pledgee in its sole discretion, and furnish or cause to be furnished to such underwriter and Pledgee a customary opinion of counsel and accountant's comfort letter.
6.8 Registration of Capsule Pledged Stock; Delivery of Certificates Representing Startec Stock Upon Consummation of Proposed Merger Transaction; Covenant Not to Sell Startec Stock. (a) The remaining provisions of this
Section 6.8(a) shall apply in the event that (i) a definitive Agreement and Plan of Reorganization relating to the Proposed Merger Transaction (the "Merger Agreement") is not entered into by November 10, 2000 or (ii) the Merger Agreement terminates without the Proposed Merger Transaction having been consummated. Pledgors, as soon as practicable and at their sole cost and expense, will procure (and Capsule agrees) that registration and other qualification of the Capsule Pledged Stock under Federal and state securities laws shall be effected by Capsule (and kept continuously effective in compliance with such laws for up to one year after the Maturity Date as set forth in the Note) so as to permit or facilitate the sale and distribution of such securities, including, without limitation, "shelf" registration under the Securities Act, appropriate qualifications under applicable "blue sky" or other state securities laws and appropriate compliance with any other governmental requirements. The Pledgors (and Capsule) shall ensure that such registration is declared effective under the Securities Act and all other such qualifications and compliance are completed prior to the Maturity Date as set forth in the Note. Pledgors shall cause Capsule to agree (and Capsule agrees) to list the Capsule Pledged Stock on the Nasdaq Stock Market. Pledgors will cause the Pledgee to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will give the Pledgee, any underwriter and their counsel reasonable opportunity to review and comment on the registration statement and other documents incident thereto, to conduct due diligence on Capsule and to participate in the process, will furnish to the Pledgee such number of prospectuses, preliminary prospectuses, prospectus supplements or amendments or other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify the Pledgee and all others participating in the distribution of such securities against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to such registration or by any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except (as to the Pledgee) insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to Pledgor by the Pledgee expressly for use therein. The registration statement filed with respect to the Capsule Pledged Stock and the prospectus contained therein shall cover only the Capsule Pledged Stock and no other securities. The Pledgors will cause Capsule (and Capsule agrees) to comply with all applicable rules and regulations of the SEC or similar federal commission, and of the Nasdaq Stock Market or any other national securities exchange on which any of the Capsule Pledged Stock is listed, if any, for so long as the registration is effective, to make available to its security holders, as soon as practicable, an earnings statement covering a period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of and Rule 158 under the Securities Act, and to make timely filing of all reports with the SEC to enable the holders of the Capsule Pledged Stock, if they so elect, to utilize Rule 144 of the Securities Act in disposing of said securities. Pledgors (and Capsule) agree that, at Pledgee's request, Capsule shall enter into an underwriting agreement, which shall include, without limitation, indemnification and contribution provisions and a "hold-back" or "lock-up" provision covering at least 90 days and shall otherwise be in form and substance reasonably satisfactory to Pledgee, with an underwriter for the Capsule Pledged Stock chosen by Pledgee in its sole discretion, and furnish or cause to be furnished to such underwriter and Pledgee a customary opinion of counsel and accountant's comfort letter.
(b)     Upon consummation of the Proposed Merger Transaction, the
Pledgors shall immediately deliver to the Pledgee all certificates or other writings representing or evidencing any shares of common stock of Startec Global Communications Corporation issued to any Pledgor in exchange for shares of capital stock of Capsule constituting Capsule Pledged Stock, either in suitable form for transfer by delivery, or issued in the name of such Pledgor and accompanied by stock powers or other appropriate instruments of transfer or assignment, duly executed by such Pledgor in blank and undated, and in either case having attached thereto all requisite federal or state stock transfer tax stamps, all in form and substance satisfactory to the Pledgee and, unless waived in writing by the Pledgee, accompanied by an opinion or opinions of counsel to the pledgor of such shares of common stock of Startec Global Communications Corporation in form and substance satisfactory to the Pledgee (which opinion shall indicate, among other things, that upon expiration of the contractual restriction imposed by the Stock Restriction Agreement and assuming compliance by the Pledgors with the covenant set forth in Section 6.8(c) of this Agreement and the existence of circumstances which permit the Pledgee to sell such shares pursuant to this Agreement, all such shares of common stock of Startec Global Communications Corporation shall be freely transferable by the Pledgee without further need for registration or qualification).
(c) In the event that the Proposed Merger Transaction is consummated, the Pledgors hereby covenant and agree that Gold & Appel will not sell or otherwise transfer pursuant to Rule 144 of the Securities Act (or permit the sale or other transfer pursuant to Rule 144 of the Securities Act
of) any shares of Startec Stock beneficially owned by it until the expiration of the three-month period following the expiration of the six-month restriction on sales of Startec capital stock imposed or to be imposed pursuant to the Stock Restriction Agreements entered into or to be entered into by and among Startec, Gold & Appel and FINDS (the "Stock Restriction Agreements").
6.9 Post-Closing Conditions. The Pledgors hereby agree to take the following actions, or to cause Covista, Capsule or other relevant Persons to take the following actions, (i) with respect to Collateral pledged on or before October 20, 2000, by no later than November 17, 2000, and (ii) with respect to any Collateral (whether in the form of Demanded Shares or other Collateral) proposed to be pledged after October 20, 2000, by no later than 20 business days after the date on which such Collateral is delivered or otherwise pledged, whether by execution of a security agreement or otherwise, to Pledgee:
(a) Corporate Proceedings of Pledgors, Covista and Capsule. With respect to each Pledgor that is a corporation, limited liability company or similar entity, the Pledgee shall be provided with a copy of the resolutions (or comparable authorizing document), in form and substance satisfactory to the Pledgee, of the Board of Directors (or comparable governing body) of each such Pledgor authorizing and ratifying (i) the execution, delivery and performance of the Note (if such Pledgor is a Borrower) and this Agreement and
(ii) the granting by it of the Liens created pursuant to this Agreement, certified by the Secretary or an Assistant Secretary (or comparable officer) of such Pledgor, which certificate shall be in form and substance reasonably satisfactory to the Pledgee and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and were in effect as of the date of this Agreement. With respect to each of Covista and Capsule, the Pledgee shall be provided with a copy of the resolutions of the Board of Directors of such corporation authorizing and ratifying the execution, delivery and performance of this Agreement to the extent set forth in this Agreement, certified by the Secretary or Assistant Secretary of such corporation, which certificate shall be in form and substance reasonably satisfactory to the Pledgee and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and were in effect as of the date of this Agreement.
(b) Incumbency Certificates. The Pledgee shall be provided with a certificate of Covista, Capsule and each Pledgor that is a corporation, limited liability company or similar entity as to the incumbency and signature of the officers of such Pledgor or other entity executing this Agreement reasonably satisfactory in form and substance to the Pledgee, executed by the President or any Vice-President (or similar officer) and the Secretary or any Assistant Secretary (or similar officer) of such Pledgor or other entity.
(c) Signature Guaranties. To the extent that any stock power provided to the Pledgee on or after the date of this Agreement does not contain a signature guaranty at the time that it is delivered to the Pledgee, the Pledgee shall be provided with replacement stock powers containing a signature guaranteed by a participant of the Securities Transfer Agents Medallion Program or another approved signature guaranty program acceptable to the Securities and Exchange Commission, the Securities Transfer Association and the transfer agent of Covista, Capsule, Epoch or any other issuer, as and if applicable.
SECTION 7.       RIGHTS OF THE PLEDGEE.
7.1 No Obligations or Liability to Pledgors. The rights and powers of the Pledgee hereunder are not contingent upon the pursuit by the Pledgee of any right or remedy against any Pledgor or against any other Person which may be or become liable in respect of any of the Secured Obligations or against any other collateral security or guarantee therefor or right of offset with respect thereto, but are solely to protect its interest in the Collateral.
The Pledgee will not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor is the Pledgee under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. No action or inaction on the part of the Pledgee hereunder or under the Note will release any Pledgor from any of its obligations hereunder or under the Note, or constitute an assumption of any such obligations on the part of the Pledgee, or cause the Pledgee to become subject to any obligation or liability to any Pledgor. The Pledgee has no obligation to perform any of the obligations or duties of any Pledgor as a shareholder of Covista or Capsule.
7.2 Right of Pledgee to Perform Pledgor's Covenants, Etc. If any Pledgor fails to make any payment or to perform any agreement required to be made or performed hereunder, the Pledgee may (but need not) at any time thereafter make such payment or perform such act, or otherwise cause such payment or performance. No such action will create any liability to any Pledgor on the part of the Pledgee. All amounts so paid by the Pledgee and all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by the Pledgee in any such performance shall accrue interest from the date paid or disbursed until reimbursed to the Pledgee in full by or on behalf of the Pledgors at the rate established in Section 6.5. All such amounts shall constitute additional indebtedness of the Pledgors secured hereunder and shall be payable on demand.
7.3 Right of Pledgee to Demand Additional Pledged Shares. The Pledgee shall have the right at any time, at its sole discretion, to demand by written notice to the Pledgors that the Pledgors pledge to the Pledgee additional shares of common stock of Capsule, Covista or, if the Proposed Merger Transaction has been consummated, Startec (or, subject to the approval of the Pledgee in its sole discretion, shares of stock of one or more other entities) owned of record and beneficially by one or more of the Pledgors if, at such time, the sum of (i) the Combined Market Value plus (ii) the Private Company Stock Value plus (iii) the LLC Interest Value is less than $13,000,000; provided that, for purposes of this Section 7.3, after March 31, 2001, such amount of $13,000,000.00 shall be reduced to $10,000,000.00 if by such date the Borrowers have duly made a principal payment on the Note of $3,000,000.00 to the order of the Pledgee, in accordance with the terms of the Note. The number of shares that may be demanded pursuant to the preceding sentence shall, at the time of any such demand, be a number of shares such that the sum of the preceding clauses (i), (ii) and (iii), after accounting for such additional shares, is equal to $13,000,000 or $10,000,000.00, as the case may be. All shares at any time demanded pursuant to the provisions of this
Section 7.3 shall be "Demanded Shares." Unless otherwise agreed in writing by the Pledgee, all Demanded Shares, to the extent that they would not be freely transferable by the Pledgee if sold by the Pledgee in a manner consistent with the provisions of this Agreement, shall be subject to registration requirements equivalent to those set forth in Section 6.7 of this Agreement with respect to Covista Pledged Stock. The Pledgee and the Pledgors agree that, except as otherwise expressly set forth in this Agreement, Pledgee shall at no time be required to release from the pledge or return to the Pledgors any Collateral.
7.4 Release of the Pledge and Security Interest Created Hereby. Upon payment in full of the outstanding principal amount of and accrued interest on the Note in accordance with its terms and payment or satisfaction of all other Secured Obligations, the Pledgee will, upon the written request of all Pledgors, return to the Pledgors all Collateral held by the Pledgee. Upon such payment or satisfaction, Pledgee will execute and deliver to the Pledgors such documents as the Pledgors may reasonably request to evidence the payment or satisfaction of the Secured Obligations or the release of the Collateral, as the case may be.
7.5 Partial Release of Pledged Shares Under Certain Circumstances. In the event that the sum of (i) the Combined Market Value plus (ii) the LLC Interest Value exceeds $15,000,000, and so long as no Default or Event of Default is continuing at such time, the Pledgors, by a written request executed by each Pledgor and delivered to the Pledgee, shall have the right to request that the Pledgee release from the pledge and return to the Pledgors, at the address identified in such notice, certificates representing specified shares of Pledged Stock previously pledged to the Pledgee and held at such time by the Pledgee. Such notice shall specify certificates (the "Specified Release Certificates") representing a number of shares of Pledged Stock such that the sum of the Combined Market Value plus the LLC Interest Value, after accounting for the release of the Specified Release Certificates and calculated as of the date of such release, will equal or exceed $15,000,000; provided that, (x) for purposes of this Section 7.5, after March 31, 2001, such amount of $15,000,000.00 shall be reduced to $12,000,000.00 if by such date the Borrowers have duly made a principal payment on the Note of $3,000,000.00 to the order of the Pledgee, in accordance with the terms of the Note, (y) none of the Epoch Shares or the shares of any other entity not publicly traded on a market or exchange that have been previously pledged to the Pledgee pursuant to this Agreement and are held at such time by the Pledgee shall be eligible to be released pursuant to this Section 7.5, and (z) no shares of Covista shall be released pursuant to this Section 7.5 unless and until all shares of Capsule and all shares of any other entity (other than those entities whose shares are ineligible for release under this Section 7.5 pursuant to the preceding clause (x)) previously pledged to the Pledgee and held at such time by the Pledgee have been released. Within ten business days after its receipt of a valid notice, in accordance with this paragraph, the Pledgee shall return to the Pledgors at the address identified in such notice the Specified Release Certificates. Nothing in this paragraph shall require the Pledgee to release and return the Specified Release Certificates, or any other shares or certificates in lieu thereof, if the sum of the Combined Market Value plus the LLC Interest Value, after accounting for the release of the Specified Release Certificates and calculated as of the date of such release, would be below $15,000,000 or $12,000,000, as the case may be.
SECTION 8.       REMEDIES AND ENFORCEMENT.
8.1 Remedies in Case of an Event of Default. If an Event of Default has occurred and is continuing, then in addition to the actions referred to in
Section 5.2 the Pledgee may take any or all of the following actions, without demand of performance or other demand, advertisement or notice of any kind to or upon Pledgors or any other Person (except as specified in Section 8.1(b)) all and each of which are hereby expressly waived by Pledgors:
     (a) The Pledgee may, in its own name or at its sole option in the name of any Pledgor, exercise any or all of the rights, powers and privileges of, and pursue any or all of the remedies accorded to, any Pledgor under the Collateral and may exclude such Pledgor and all Persons claiming by, through or under such Pledgor wholly or partly therefrom, including in such rights, privileges and remedies, but without limitation, all rights of such Pledgor to demand, receive, sue for, compromise and settle all payments in respect of the Collateral, and in connection therewith to exercise all rights and remedies thereunder which such Pledgor could enforce if this Agreement had not been made.
(b) The Pledgee may forthwith collect, recover, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Pledgee's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Pledgee need not make any sale of Collateral even if notice thereof has been given, may reject any and all bids that in its commercially reasonable discretion it shall deem inadequate, and may adjourn any public or private sale. Pledgors hereby acknowledge that the Collateral (other than the Epoch Shares and the LLC Interest) is of a type that could decline speedily in value and is also of a type customarily sold on a recognized market, in each case within the meaning of Section 9-504 of the UCC as in effect in any applicable jurisdiction, and that the Pledgee need not give any notice to Pledgors prior to any sale of the Collateral at any exchange, broker's board or in any other recognized market. Without limiting the foregoing, each Pledgor agrees that, with respect to any of the Collateral, the Pledgee need not give more than five days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters, and waives all other demands or notices of any kind.
(c)     In addition to the rights described in the foregoing clauses (a) and
(b), with respect to the LLC Interest, the Pledgee may (i) use, operate, store, control or manage the LLC Interest, including without limitation carrying on the business of Red Tulip and exercising all rights and powers of Entree relating to the LLC Interest, and (ii) transfer all rights in and under the Red Tulip Operating Agreement, including without limitation (but subject to the terms of the Red Tulip Operating Agreement) the right to become a substitute Member (as such term is defined in the Red Tulip Operating Agreement) of Red Tulip. At the request of the Pledgee, Entree and Anderson shall promptly execute and deliver all instruments of title and other documents as the Pledgee may deem necessary or advisable to permit the Pledgee to fully exercise its rights hereunder.
(d) The Pledgee may, as a matter of right and without notice to any Pledgor or any Person claiming by, through or under any Pledgor, cause the appointment of a receiver for all or any part of the Collateral.
(e) In addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, the Pledgee will have and may exercise with respect to any or all of the Collateral all of the rights and remedies of a secured party under the UCC and all other legal and equitable remedies allowed under applicable law.
Each Pledgor consents to and ratifies any action which the Pledgee may take to enforce its rights under this Section 8.1. Each Pledgor waives to the full extent permitted by law the benefit of all appraisement, valuation, stay, extension, moratorium and redemption laws now or hereafter in force and all rights of marshaling in the event of the sale of the Collateral or any part thereof or any interest therein. Each Pledgor will execute and deliver such documents as the Pledgee deems advisable or necessary in order that any such sale or disposition be made in compliance with applicable law.
Any sale or other disposition of the Collateral or any part thereof or interest therein in the exercise of any remedy hereunder will constitute a perpetual bar against each Pledgor and any Persons claiming by, through or under any Pledgor. Upon any such sale or other disposition, the receipt of the officer or agent making the sale or other disposition or of the Pledgee is a sufficient discharge to the purchaser for the purchase money, and such purchaser will have no duty to see to the application thereof.
8.2 Application of Proceeds Following an Event of Default. All amounts held or collected by the Pledgee as part of the Collateral (including, without limitation, all amounts realized as a result of the exercise of any rights and remedies hereunder) following the occurrence of any Event of Default will be applied forthwith by the Pledgee as follows:
     FIRST: to the payment of all costs and expenses of such exercise (including, without limitation, the cost of evidence of title and the costs and expenses, if any, of taking possession of, retaining custody over and preserving the Collateral or any part thereof, or any interest therein prior to such exercise), all costs and expenses of any receiver of the Collateral or any part thereof, or any interest therein, any taxes, assessments or charges with respect to any of the Collateral, whether or not prior to the lien of this Agreement, which the Pledgee may consider it necessary or desirable to pay and all amounts due and payable to the Pledgee under Section 6.5 and unpaid;
     SECOND:  to the payment of the accrued and unpaid interest
     (including interest on unpaid principal and, to the extent permitted by applicable law, unpaid interest) of the Note in accordance with the provisions of the Note;
     THIRD: if the Note has not become due and payable in full, to the payment of all outstanding principal then due and payable on the Note;
     FOURTH: if the Note has become due and payable in full whether at maturity, by prepayment, acceleration, declaration of default or otherwise, to the payment of the outstanding principal of the Note in accordance with the provisions of the Note;
     FIFTH: to the ratable payment to the Persons entitled thereto of all other obligations secured hereunder for which moneys have not theretofore been applied; and
     SIXTH: at such time as all of the obligations of the Pledgors under the Note have been paid in full in cash or in stock in accordance with the terms of the Note and all other Secured Obligations have been paid or performed to the satisfaction of the Pledgee, the remainder, if any, will be paid over to Pledgors, their successors or assigns, or to whomsoever may be lawfully entitled to receive the same, as determined by a court of competent jurisdiction.
8.3 Purchase of Collateral by Pledgee. The Pledgee may be a purchaser of the Collateral or any part thereof or any interest therein at any sale or other disposition hereunder and may apply against the purchase price the indebtedness secured hereby.
8.4     Purchaser to Acquire Good Title.  Any purchaser of the
Collateral at any sale or other disposition thereof pursuant to this Section 8 will, upon any such purchase, acquire good title to the Collateral so purchased free of the lien and security interest created by this Agreement and free of all rights of equity or redemption in any Pledgor, which rights each Pledgor hereby expressly waives and releases to the full extent permitted by law, and each Pledgor will warrant and defend the title of such purchaser against all claims arising by, through or under the Pledgors. Nevertheless, if so requested by the Pledgee or any such purchaser, each Pledgor will ratify and confirm any exercise of remedies by the Pledgee hereunder by executing and delivering to the Pledgee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may be designated in any such request. In addition, each Pledgor will do or cause to be done all such other acts and things as may be reasonably necessary to make such exercise of remedies valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such exercise, all at such Pledgor's expense.
8.5     Sale of Pledged Stock or LLC Interest Without Registration.
Pledgor recognizes that, under certain circumstances, (i) the Pledgee may be unable to effect a public sale of any or all of the Pledged Stock and/or the LLC Interest by reason of the Securities Act and applicable state or foreign securities laws or otherwise, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such property for their own account for investment and not with a view to the distribution or resale thereof and who otherwise satisfy the requirements of any such applicable law, and
(ii) any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale. No such sale will be deemed to have been made in a commercially unreasonable manner for the reason that it was made as a private sale rather than a public sale, and the Pledgee will be under no obligation to delay a sale of any of the Pledged Stock and/or the LLC Interest for the period of time necessary to permit the registration of any securities for public sale under the Securities Act, or under applicable state securities laws, or otherwise comply with applicable law, even if the issuer thereof would agree or has agreed to do so and would be able to do so.
8.6 Appointment as Attorney-in-Fact. Each Pledgor hereby irrevocably constitutes and appoints the Pledgee, with full power of substitution, as such Pledgor's attorney-in-fact, with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Pledgee's discretion, to execute and deliver any and all bills of sale, assignments, instruments of title or other instruments which the Pledgee may deem necessary or advisable in its exercise of any of the remedies hereunder, and to take any other action to accomplish the purposes of this Agreement, including, without limitation, to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipt for moneys due and to become due under or in connection with the Collateral, to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, and to file any claims or take any action or institute any proceedings which the Pledgee may deem to be necessary or desirable for the collection thereof, such Pledgor hereby ratifying and confirming all that such attorney or any substitute may lawfully do by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.
8.7     No Waiver; Cumulative Remedies.  No action or inaction of the
Pledgee will be deemed to waive any of the rights, powers or remedies of the Pledgee hereunder except pursuant to a writing, signed by the Pledgee, and then only to the extent expressly set forth therein. A waiver by the Pledgee of any right, power or remedy on any one occasion will not bar the exercise of any right, power or remedy hereunder on any future occasion. No failure of the Pledgee to exercise nor delay of the Pledgee in exercising any right, power or remedy will preclude the exercise of any other right, power or remedy. If the Pledgee accepts payment of any amount secured hereby after its due date, it will not thereby be deemed to have waived its right to require prompt payment when due of all other amounts payable hereunder. Each right, power and remedy of the Pledgee provided for in this Agreement or now or hereafter existing at law or equity or by statute or otherwise is cumulative and concurrent and is in addition to every other such right, power or remedy of the Pledgee, and the exercise of any one or more of any such rights, powers or remedies with respect to any of the Collateral will not preclude the simultaneous or later exercise by the Pledgee of any other right, power or remedy with respect to any other Collateral.
8.8 Restoration of Rights and Remedies. If the Pledgee has instituted any proceeding to enforce any right, power or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, with or without notice to Pledgors, or has been determined adversely to the Pledgee, then and in every such case Pledgors and the Pledgee will be restored to their former positions hereunder, and thereafter all rights, powers and remedies of the Pledgee will continue as though no such proceeding had been instituted.
SECTION 9.       PLEDGOR'S OBLIGATIONS NOT AFFECTED.
The covenants and agreements of each Pledgor set forth herein are primary obligations of such Pledgor. All such obligations are absolute and unconditional, are not subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by such Pledgor with its obligations hereunder) based upon any claim any Pledgor, Covista, Capsule, Startec, Red Tulip or any other Person may have against the Pledgee or any other Person. All such obligations will remain in full force and effect without regard to, and will not be released, discharged or in any way affected by, any unenforceability, invalidity or other infirmity with respect to the Note, or any other circumstance, condition or occurrence whatsoever, whether foreseeable or unforeseeable and without regard to whether the Pledgee, any Pledgor, Covista, Capsule, Startec, Red Tulip or any other entity the capital stock of which (or an equivalent equity interest in which) has been pledged to Pledgee to secure the Borrowers' obligations under the Note shall have any knowledge or notice thereof.

SECTION 10.       MISCELLANEOUS.

     10.1 Amendments, Etc. Any amendment, modification or waiver of any term or provision of this Agreement must be in writing and signed by the Pledgee. Any such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

     10.2 Pledgee to be Bound by Stock Restriction Agreements and Voting Agreements. The Pledgee agrees to execute and be bound by the Stock Restriction Agreements and the Voting Agreements entered into or to be entered into by and among Startec, a subsidiary of Startec, Anderson and Gold & Appel, in each case in form and substance substantially in accordance with drafts of such agreements provided to the Pledgee prior to the date hereof, to the extent that such agreements (i) place limitations for specified periods on the transfer of shares of Startec Stock or shares of Capsule stock, in each case which have been pledged to the Pledgee, or (ii) require during a specified period that votes cast with respect to shares of Capsule stock which have been pledged to the Pledgee be cast in favor of approval of the Merger Agreement and the Proposed Merger Transaction, in favor of any matter or transaction that is reasonably required to effect the merger and the other transactions contemplated by the Merger Agreement, or against any other acquisition proposal or matters which could reasonably be expected to facilitate any other acquisition proposal.

     10.3 Survival of Agreements, Representations and Warranties. All agreements, representations and warranties contained in this Agreement or the Note or made in writing by or on behalf of any Pledgor in connection with the transactions contemplated by this Agreement or the Note will survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Pledgee, the purchase of any Note or any payment of any Note or any disposition of any Note.

     10.4 Successors and Assigns. This Agreement is binding upon and will inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

     10.5 Entire Agreement. This Agreement and the Note embody the entire agreement and understanding between Pledgors and the Pledgee with respect to the transaction referred to herein and therein and supersede all prior agreements and understandings, written or oral, relating to the pledge of collateral to the Pledgee to secure the obligations of the Pledgors under the Note.

     10.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective only to the extent made necessary by such prohibition or unenforceability. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable (i) the remaining provisions hereof or (ii) such provision in any other jurisdiction. There shall be substituted for any such provision so rendered ineffective a provision which, as far as legally possible, most nearly reflects the intent of the parties hereto.

     10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

     10.8 Agreement May Constitute Financing Statement. Each Pledgor consents to the filing of this Agreement or a photocopy thereof as a financing statement under the Uniform Commercial Code as in effect in any jurisdiction in which the Pledgee may determine such filing to be necessary or desirable.

     10.9 Miscellaneous. This Agreement may be executed in any number of counterparts, each of which is an original, but all of which together constitute but one instrument. Except as otherwise indicated, references herein to any "Section" means a "Section" of this Agreement. The table of contents and the section headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof.

     10.10 GOVERNING LAW. THIS AGREEMENT AND (UNLESS OTHERWISE EXPRESSLY PROVIDED) ALL AMENDMENTS AND SUPPLEMENTS TO, AND ALL CONSENTS AND WAIVERS PURSUANT TO, THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

     10.11 Notices, Etc. All notices and other communications provided for hereunder must be in writing (including telegraphic, telex, telecopy or cable communication) and must be sent (a) if to any Pledgor, at its address listed on Exhibit B attached hereto, (b) if to Pledgee, at 450 Royal Palm Way, Suite 450, Palm Beach, FL 33480, Telephone: 561-655-7550, Facsimile: 561-655-9692, or (c) as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications are effective when received.

     10.12 Submission to Jurisdiction; Waiver of Immunity; Agent for Service of Process. For the purpose of assuring that the Pledgee may enforce its rights under this Agreement, each Pledgor, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against any Pledgor arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted, at the election of the Pledgee, in any state or federal court in the Commonwealth of Virginia (including, without limitation, the U.S. Federal District Court for the Eastern District of Virginia) or in any state or federal court in the State of Florida, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Virginia or the State of Florida, and (d) irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any state or federal court of the Commonwealth of Virginia or the State of Florida, and any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution. Each Pledgor acknowledges that it has irrevocably designated and appointed CT Corporation System (or any successor corporation), at its office in Virginia and its office in Florida, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such action, suit or proceeding with respect to any matter as to which it has submitted to jurisdiction as set forth in this Section 10.11 and agrees that service upon such authorized agent shall be deemed in every respect service of process upon such Pledgor or its successors or assigns, and, to the extent permitted by applicable law, shall be taken and held to be valid personal service upon it. Each Pledgor will take all action necessary to ensure that such Pledgor shall at all times have an agent for service of process for the above purposes in the Commonwealth of Virginia and the State of Florida. This Section 10.11 does not affect the right of the Pledgee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Pledgor in any jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered personally or by their representative officers or agents duly authorized as of the date first above written.

                              Pledgors:

                              GOLD & APPEL TRANSFER, S.A.


                              By:  /s/ Walter C. Anderson
                                 --------------------------------
                                       Walter C. Anderson,
                                       Attorney-in-Fact


                              REVISION LLC


                              By:  /s/ Walter C. Anderson
                                 ---------------------------------
                                       Walter C. Anderson,
                                       Manager


                             FOUNDATION FOR THE INTERNATIONAL
                             NON-GOVERNMENTAL DEVELOPMENT
                             OF SPACE


                             By:  /s/ Walter C. Anderson
                                ------------------------------
                                      Walter C. Anderson,
                                      President


                             WALTER C. ANDERSON

                             /s/ Walter C. Anderson
                             ------------------------------
                                 Walter C. Anderson


                             ENTREE INTERNATIONAL LIMITED


                             By:  /s/ Walter C. Anderson
                                ------------------------------
                                      Walter C. Anderson,
                                      President

                             Pledgee:

                             DONALD A. BURNS

                             /s/ Donald A. Burns
                             -----------------------------
                             Donald A. Burns


AGREED AND ACCEPTED (as to Sections 6.5 and 6.7 of the Agreement):

COVISTA COMMUNICATIONS, INC.
(formerly known as TOTAL-TEL USA COMMUNICATIONS, INC.)


By:
   -------------------------------
Name:
Title:

AGREED AND ACCEPTED (as to Sections 6.5 and 6.8 of the Agreement):

CAPSULE COMMUNICATIONS INC.


By:
    ----------------------------------
Name:
Title:

                                                         Exhibit A
Shares:
-------

The Shares consist of:

1,179,732 shares of common stock of Covista owned of record and beneficially by Revision, and represented in certificated form by stock certificate number CU0008823 of Covista (the "Revision Shares");

703,529 shares of common stock of Covista owned of record and beneficially by FINDS, and represented in certificated form by stock certificate number CU0008825 of Covista (the "FINDS Shares"); and 4,521,300 shares of common stock of Capsule owned of record and beneficially by Gold & Appel and represented in certificated form by stock certificate number 3012 of Capsule and 1,150,000 shares of common stock of Capsule owned of record and beneficially by Gold & Appel and represented in certificated form by stock certificate number 3010 of Capsule (collectively, the "Gold & Appel Shares").

(i) 5,889,032 shares of Series A preferred stock of Epoch owned of record and beneficially by Gold & Appel and represented in certificated form by stock certificate numbers 12 (884,955 shares), 18 (305,157 shares), 19 (4,424,779 shares) and 37 (274,141 shares) of Epoch, (ii) 882,353 shares of Series B preferred stock of Epoch owned of record and beneficially by Gold & Appel and represented in certificated form by stock certificate number PB-15, and (iii) 1,741,041 shares of common stock of Epoch, owned of record and beneficially by Gold & Appel and represented in certificated form by stock certificate numbers C-339 (313,102 shares), C-612 (700,000 shares) and C-613 (727,939 shares) of
Epoch (all of the shares described in the preceding clauses (i), (ii) and (iii), collectively, the "Epoch Shares").

Any and all Demanded Shares pledged pursuant to Section 7.3.

Existing Pledged Shares
-----------------------

The Existing Pledged Shares consist of the Revision Shares and the FINDS
Shares.

Newly Pledged Shares
--------------------
The Newly Pledged Shares consist of the Gold & Appel Shares.

                                                                Exhibit B
                     NOTICE ADDRESSES FOR PLEDGORS

The notice addresses for the respective Pledgors are as follows:

     (a)     If to Gold & Appel:

             Omar Hodge Building
             Wickams Cay
             Road Town, Tortolla
             British Virgin Islands

             with copies to:

             Sean P. McGuinness
             Swidler Berlin Shereff Friedman, LLP
             3000 K Street NW
             Washington, D.C.  20007-5116
             Facsimile: 202-424-7643

             and

             Walter C. Anderson
             Revision LLC
             1023 31st Street, NW
             Suite 300
             Washington, D.C.  20007
             Facsimile: 202-736-5065

     (b)     If to Revision:

             Revision LLC
             1023 31st Street, NW
             Suite 300
             Washington, D.C.  20007
             Attention: Walter C. Anderson
             Facsimile: 202-736-5065

            with a copy to:

            Sean P. McGuinness
            Swidler Berlin Shereff Friedman, LLP
            3000 K Street NW
            Washington, D.C.  20007-5116
            Facsimile: 202-424-7643

     (c)    If to FINDS:

            2000 L Street NW
            Suite 200
            Washington, D.C.  20036

            with copies to:

            Sean P. McGuinness
            Swidler Berlin Shereff Friedman, LLP
            3000 K Street NW
            Washington, D.C.  20007-5116
            Facsimile: 202-424-7643

            and

            Walter C. Anderson
            Revision LLC
            1023 31st Street, NW
            Suite 300
            Washington, D.C.  20007
            Facsimile: 202-736-5065

    (d)     If to Anderson:

            c/o Revision LLC
            1023 31st Street, NW
            Suite 300
            Washington, D.C.  20007
            Attention: Walter C. Anderson
            Facsimile: 202-736-5065

            with a copy to:

            Sean P. McGuinness
            Swidler Berlin Shereff Friedman, LLP
            3000 K Street NW
            Washington, D.C.  20007-5116
            Facsimile: 202-424-7643

    (e)     if to Entree International:

            1023 31st Street, NW
            Suite 300
            Washington, D.C.  20007
            Attention: Walter C. Anderson
            Facsimile: 202-736-5065
            with a copy to:

            Sean P. McGuinness
            Swidler Berlin Shereff Friedman, LLP
            3000 K Street NW
            Washington, D.C.  20007-5116
            Facsimile: 202-424-7643